UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2015

LIBERATOR MEDICAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

NEVADA	001-36186	87-0267292
(State or other jurisdiction	(Commission	(IRS Employer
Of incorporation)	File Number)	Identification Number)

2979 SE Gran Park Way, Stuart, Florida 34997

(Address of Principal Executive Offices)

(772) 287-2414

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 19, 2015, Liberator Medical Holdings, Inc., a Nevada corporation (the “Company”), C. R. Bard, Inc., a New Jersey corporation (“Parent”), and Freedom MergerSub, Inc., a Nevada corporation and wholly-owned subsidiary of Parent (“MergerSub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides, among other things, that upon the terms and subject to the conditions set forth in the Merger Agreement, MergerSub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”).

At the effective time of the Merger (the “Effective Time”), each outstanding share of common stock of the Company (other than shares owned by the Company, Parent or MergerSub, each of which will be cancelled for no consideration) will be cancelled and converted into the right to receive $3.35 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”), in accordance with the Merger Agreement. Each outstanding option to purchase shares of common stock, whether vested or unvested, will be cancelled at the Effective Time in exchange for the right to receive an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price payable in respect of the shares of common stock of the Company subject to such option and any required withholding tax (the “Option Consideration”). The aggregate purchase price for the outstanding shares and options is approximately $181 million in cash.

The Company’s Board of Directors has, by unanimous vote, (i) determined that the form, terms and provisions of the Merger Agreement are fair, advisable and in the best interests of the Company and its shareholders, (ii) adopted resolutions adopting and approving the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, in all respects for purposes of Sections 92A.120 and 78.438 of the Nevada Revised Statutes (the “NRS”) and (iii) resolved to recommend the Merger Agreement to the Company’s shareholders pursuant to Subsection 2(a) of Section 92A.120 of the NRS.

The completion of the Merger is subject to various closing conditions, including, among others, (i) obtaining the approval of the Company’s shareholders, (ii) expiration or termination of the applicable Hart-Scott-Rodino Antitrust Improvements Act waiting period, (iii) the absence of any law or order prohibiting the consummation of the Merger, (iv) effectiveness of the non-competition agreements described below and (v) the absence of a material adverse effect with respect to the Company.

The obligation of Parent and MergerSub to consummate the Merger is not subject to any financing condition.

The Company and Parent have made customary representations, warranties and covenants in the Merger Agreement. The Company has agreed, among other things, to covenants relating to the conduct of the Company’s business during the interim period between the execution of the Merger Agreement and the consummation of the Merger. The Merger Agreement also includes covenants requiring the Company (i) not to solicit competing takeover proposals, or provide information, or engage in discussions with, third parties, subject to customary exceptions that permit the Company’s Board of Directors to take certain actions in order to satisfy their fiduciary duties and (ii) subject to applicable law, to call and hold a special meeting of the Company’s shareholders to approve the Merger.

The Merger Agreement contains termination rights for both the Company and Parent, including, among others, if (i) the Merger is not consummated by April 30, 2016, subject to extension by either party to June 30, 2016 for certain regulatory matters, (ii) there is a permanent injunction or order that prohibits the consummation of the Merger, (iii) the required approval of the Company’s shareholders is not obtained, or (iv) there has been a breach by the other party that is not cured such that the applicable closing conditions are not satisfied. In addition, in certain circumstances, the Company may terminate the Merger Agreement in order to accept a superior proposal, and Parent may terminate the Merger Agreement in the event that the Company’s Board of Directors withdraws or adversely modifies its recommendation to shareholders or if the special meeting of the Company’s shareholders is cancelled.

The Merger Agreement also provides that the Company will be obligated to pay a termination fee of $7.2 million to Parent, or to reimburse certain third party expenses incurred by Parent, in connection with termination of the Merger Agreement under certain specified circumstances.

In connection with the parties’ entry into the Merger Agreement, Mark A. Libratore, the Chairman, Chief Executive Officer and President of the Company, and Robert Davis, the Chief Financial Officer of the Company (together, the “Voting Parties”), have entered into a Voting and Support Agreement (the “Voting Agreement”) covering a total of 20,480,867 shares of common stock owned by the Voting Parties (the “Voting Party Shares”), which represent approximately 38% of the Company’s outstanding shares of common stock. Any shares of Company common stock acquired after the date of the Voting Agreement pursuant to the exercise of options or otherwise will also become subject to the Voting Agreement as provided in the Voting Agreement. Under the Voting Agreement, each Voting Party has agreed to vote its Voting Party Shares in favor of the Merger and has also agreed to certain restrictions on the disposition of such Voting Party Shares, subject to the terms and conditions set forth in the Voting Agreement. The Voting Agreement provides that it will terminate concurrently with any termination of the Merger Agreement in accordance with its terms or upon the effectiveness of any modification, amendment or waiver to the Merger Agreement that materially reduces, adversely affects, delays the payment of, or changes the form of, the Merger Consideration.

The foregoing summaries of the Merger Agreement and the Voting Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Merger Agreement attached hereto as Exhibit 2.1 and the Voting Agreement attached hereto as Exhibit 2.2, which are each incorporated herein by reference.

The Merger Agreement and the above description have been included to provide investors and security holders with information regarding its terms. They are not intended to provide any other factual information about the Company or Parent or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Parent or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the companies and the Merger that will be contained in, or incorporated by reference into, the proxy statement that the Company will file in connection with the Merger, as well as in the other filings that the Company makes with the Securities and Exchange Commission (the “SEC”).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Concurrently with the execution of the Merger Agreement, Mark A. Libratore entered into a Non-Competition Agreement with the Company, Parent and MergerSub (the “Libratore Non-Competition Agreement”) under which he has agreed, among other things, not to compete in certain business lines in which the Company is active for the longer of (x) 5 years after the consummation of the Merger or (y) 2 years following the termination or separation of his employment following the Merger. Pursuant to the Libratore Non-Competition Agreement, Mr. Libratore’s existing employment agreement (but not his employment) will be terminated effective as of the closing of the Merger. The foregoing summary of the Libratore Non-Competition Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Libratore Non-Competition Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Concurrently with the execution of the Merger Agreement, Robert Davis entered into a Consultancy and Non-Competition Agreement with the Company, Parent and MergerSub (the “Davis Consultancy Agreement”) under which he has agreed, among other things, to transition from Chief Financial Officer of the Company to the role of consultant to the Company. Mr. Davis has agreed to provide consultancy services to the Company for a period of one year after the consummation of the Merger in exchange for a one-time consulting fee of $120,000. Mr. Davis is also eligible for one year of salary continuation under the terms of his existing employment agreement with the Company. Mr. Davis also agreed, among other things, not to compete in the Company’s core business lines for 2 years after the consummation of the Merger, and not to compete in certain other business lines in which the Company is active for 4 years after the consummation of the Merger. The foregoing summary of the Davis Consultancy Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Davis Consultancy Agreement attached hereto as Exhibit 10.2, which is incorporated herein by reference.

Concurrently with the execution of the Merger Agreement, John Léger, the Chief Operating Officer and a shareholder of the Company, entered into a Non-Competition Agreement with the Company, Parent and MergerSub (the “Léger Non-Competition Agreement”) under which he has agreed, among other things, not to compete in the Company’s core business lines for 2 years after the consummation of the Merger, and not to compete in certain other business lines in which the Company is active for the longer of (x) 4 years after the consummation of the Merger or (y) 18 months following the termination or separation of his employment following the Merger. The Léger Non-Competition Agreement also provides for certain severance payments to Mr. Léger if his employment is terminated other than for cause or good reason within the 2 year period following the Merger. The foregoing summary of the Léger Non-Competition Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Léger Non-Competition Agreement attached hereto as Exhibit 10.3, which is incorporated herein by reference.

Item 8.01. Other Events.

Concurrently with the execution of the Merger Agreement, non-competition agreements were entered into on terms substantially similar to the Léger Non-Competition Agreement with Paul Levett, the Company’s Chief Marketing Officer, George Narr, the Company’s Chief Information Officer, Douglas Mee, the Company’s Vice President of Finance, Jennifer Libratore, the Company’s Vice President of Operations and Mark A. Libratore’s niece, Jonathon Libratore, the Company’s Call Center Director and Mark A. Libratore’s son, Marcus Libratore, the Company’s Compliance & Monitoring Manager and Mark A. Libratore’s son, and David Baird, the Company’s Internet Marketing Manager.

On November 20, 2015, the Company issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Forward-Looking Information

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “expect,” “anticipate,” “possible,” “project,” “intend,” “forecast,” “plan,” “believe” and other similar expressions or words of similar meaning. Risks and uncertainties include, but are not limited to, the satisfaction of closing conditions to the Merger, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act; the possibility that the Merger will not be completed or, if completed, not completed in the expected timeframe; regulatory limitations on the medical industry in general; working capital constraints; and adverse litigation or government action. A further list and description of these risks, uncertainties and other factors can be found in the Company’s Form 10-K for the fiscal year ended September 30, 2014 and the Company’s subsequent filings with the SEC. The Company undertakes no obligation to update its forward-looking statements, whether as a result of new information, future results or otherwise.

Additional Information About This Transaction

In connection with the proposed Merger and required shareholder approval, the Company plans to file with the U.S. Securities and Exchange Commission (SEC) a proxy statement. The proxy statement will be mailed to the Company’s shareholders. THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE COMPANY.

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s executive officers and directors and their ownership of the Company stock is set forth in the proxy statement for the Company’s 2015 Annual Meeting of Shareholders, which was filed with the SEC on August 11, 2015. Shareholders may obtain more detailed information regarding the direct and indirect interests of the Company and its executive officers and directors in the Merger by reading the preliminary and definitive proxy statements regarding the Merger, which will be filed with the SEC.

Shareholders may obtain free copies of the proxy statement and the other documents filed by the Company with the SEC (when they are available) at the SEC’s website at www.sec.gov. In addition, shareholders may obtain free copies of the proxy statement and other documents filed with the SEC by the Company by going to the Company’s Investor Relations page on its corporate website at www.ir.liberatormedical.com, by contacting the Company’s investor relations by telephone at (772) 287-2414, or by mail at Liberator Medical Holdings, Inc., 2979 SE Gran Park Way, Stuart, Florida 34997, Attention: Investor Relations.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of November 19, 2015, by and among Liberator Medical Holdings, Inc., C. R. Bard, Inc. and Freedom MergerSub, Inc.

2.2	Voting and Support Agreement, dated as of November 19, 2015, by and among C. R. Bard, Inc., Mark A. Libratore and Robert Davis.

10.1	Non-Competition Agreement, dated as of November 19, 2015, by and among Liberator Medical Holdings, Inc., C. R. Bard, Inc., Freedom MergerSub, Inc. and Mark A. Libratore.

10.2	Consultancy and Non-Competition Agreement, dated as of November 19, 2015, by and among Liberator Medical Holdings, Inc., C. R. Bard, Inc., Freedom MergerSub, Inc. and Robert Davis.

10.3	Non-Competition Agreement, dated as of November 19, 2015, by and among Liberator Medical Holdings, Inc., C. R. Bard, Inc., Freedom MergerSub, Inc. and John Léger.

99.1	Press Release of Liberator Medical Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERATOR MEDICAL HOLDINGS, INC. Registrant

/s/ Mark A. Libratore
Mark A. Libratore, President

Dated: November 20, 2015

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of November 19, 2015, by and among Liberator Medical Holdings, Inc., C. R. Bard, Inc. and Freedom MergerSub, Inc.

2.2	Voting and Support Agreement, dated as of November 19, 2015, by and among C. R. Bard, Inc., Mark A. Libratore and Robert Davis.

10.1	Non-Competition Agreement, dated as of November 19, 2015, by and among Liberator Medical Holdings, Inc., C. R. Bard, Inc., Freedom MergerSub, Inc. and Mark A. Libratore.

10.2	Consultancy and Non-Competition Agreement, dated as of November 19, 2015, by and among Liberator Medical Holdings, Inc., C. R. Bard, Inc., Freedom MergerSub, Inc. and Robert Davis.

10.3	Non-Competition Agreement, dated as of November 19, 2015, by and among Liberator Medical Holdings, Inc., C. R. Bard, Inc., Freedom MergerSub, Inc. and John Léger.

99.1	Press Release of Liberator Medical Holdings, Inc.